EXHIBIT 99.1

Stillwater Mining Company Reports Fourth Quarter and Full-Year 2015 Results

LITTLETON, Colo., Feb. 22, 2016 (GLOBE NEWSWIRE) -- Stillwater Mining Company (NYSE:SWC) today reported financial results for the quarter and year ended December 31, 2015.

Fourth Quarter 2015 Highlights:

  All-in sustaining costs (AISC)* of $613 per mined ounce of palladium and platinum, down 15.4% from $725 per mined ounce for the fourth quarter of 2014
  Cash and cash equivalents plus highly liquid investments of $463.8 million at quarter end, an increase of $3.5 million from the end of the third quarter of 2015
  Mined palladium and platinum production of 132,400 ounces, down slightly from the 137,600 ounces mined during the fourth quarter of 2014
  Processed 129,800 ounces of recycled palladium, platinum and rhodium, an increase of 12.0% over 115,900 ounces recycled during the fourth quarter of 2014
  General and administrative expenses of $6.4 million, a 9.5% reduction from the fourth quarter of 2014
  Consolidated net income attributable to common stockholders of $4.4 million or $0.04 per diluted share, reflecting the decrease in average sales price per mined ounce (palladium and platinum) to $667, a 24.4% decrease from $882 realized for the fourth quarter of 2014

Full-Year 2015 Highlights:

  Achieved or exceeded all 2015 guidance metrics
  Achieved the best safety results in the Company’s history with a reportable incidence rate reduction of 8.5% from 2014
  AISC* of $709 per mined ounce of palladium and platinum, down 9.6% from $784 per mined ounce for 2014
  Mined palladium and platinum of 520,800 ounces, an increase from 517,700 ounces mined during 2014
  Processed 551,100 ounces of recycled palladium, platinum and rhodium, a 17.4% increase from 469,400 processed during 2014
  Consolidated net loss attributable to common stockholders of $11.9 million or $0.10 per share, including a $46.8 million (before-tax) impairment of the Marathon properties, a $4.0 million (before-tax) net loss on the repurchase of a portion of the Company’s convertible debentures and $1.7 million (before-tax) reorganization charges
  Underlying earnings attributable to common stockholders* for 2015 were $26.1 million (after-tax) after adjusting for the Marathon impairment charge, net loss on repurchase of convertible debentures and reorganization charges
  East Boulder Mine four-year labor contract ratified; Stillwater Mine and Columbus processing facilities four-year contract ratified in early 2016

Commenting on the fourth quarter and full-year 2015 results, Mick McMullen, the Company’s President and Chief Executive Officer stated, "Stillwater Mining Company continues to deliver on our stated objectives. The Company has achieved or exceeded every 2015 guidance metric provided. In fact, we met or beat each of the original guidance metrics published prior to the reorganization plan that was implemented during the third quarter. AISC*, which is a key metric we use to evaluate our performance, was reduced to $613 per mined ounce for the fourth quarter and an average of $709 per mined ounce for the full-year 2015. This 2015 result is a reduction from $784 per mined ounce for 2014 and a result that is well below the low end of our guidance range.

“In addition, our safety performance in 2015 was the best in the Company’s history. The Company’s reportable safety incidence rate declined 8.5% in 2015 compared to the prior year. This is a remarkable accomplishment by our entire workforce as this improvement took place in conjunction with many changes and distractions including the negotiation of our two labor contracts covering the majority of the Company’s employees and the implementation of a significant reorganization plan at the Stillwater Mine.

“As PGM prices have declined to levels not seen in years, we are determined to continue our disciplined approach to capital deployment and operational efficiencies. Even with declining PGM prices and our continued investment in sustaining capital and growth projects, the Company was able to grow its cash and cash equivalents plus liquid investments balance during the fourth quarter, ending the year with a total of $463.8 million. This liquidity increase occurred despite the payment to buy out our joint venture partner at Marathon. With our strong balance sheet, cost reduction success and additional opportunities for operational improvements going forward, I believe Stillwater is well situated to withstand the current stage in the PGM price cycle. Stillwater possesses a leading position in the industry that will benefit our shareholders when a PGM price recovery occurs,” concluded Mr. McMullen.

2016 Full-Year Guidance:

Management has provided the following guidance for the full-year 2016 as detailed in the table below.

2016 Guidance
Mined Production (palladium and platinum ounces)	515,000 - 535,000
Total Cash Costs per Mined Ounce (net of by-product and recycling credits)*	$445 - $485
All-In Sustaining Costs per Mined Ounce*	$615 - $665
General and Administrative (millions)	$30 - $40
Exploration (millions)(1)	$8 - $11
Sustaining Capital Expenditures (millions)	$50 - $60
Project Capital Expenditures (millions)(2)	$40 - $45
Total Capital Expenditures (millions)(2)	$90 - $105

(1) Exploration includes expenses for Marathon, Altar and Montana operations.
(2) Excludes project capitalized interest and capitalized depreciation.

Fourth Quarter and Full-Year 2015 Results:

For the fourth quarter of 2015, the Company reported consolidated net income attributable to common stockholders of $4.4 million, or $0.04 per diluted share, compared to consolidated net income attributable to common stockholders of $14.7 million, or $0.12 per diluted share for the fourth quarter of 2014. Full-year 2015 consolidated net loss attributable to common stockholders was $11.9 million or $0.10 per diluted share. This compares to a 2014 consolidated net income attributable to common shareholders of $70.3 million or $0.56 per diluted share. The decrease for both the fourth quarter and full-year 2015 was impacted by significantly lower realized metal prices and lower sales volumes partially offset by lower costs. In addition, during 2015 the Company recorded a $46.8 million (before-tax) impairment charge against the Marathon properties (second quarter), a net loss of $4.0 million (before-tax) on the repurchase of a portion of the Company's convertible debentures (third quarter) and $1.7 million (before-tax) reorganization charges (third quarter). Underlying earnings attributable to common stockholders* for the year were $26.1 million (after-tax) after adjusting for the impairment charge, net loss on repurchase of the convertible debentures and reorganization charges, compared with underlying earnings attributable to common stockholders* of $77.3 million (after-tax) for 2014.

Mine Production Comparison:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Produced ounces)	2015	2014	2015	2014
Palladium	63,400	69,500	246,400	262,500
Platinum	18,900	20,700	73,400	78,300
Stillwater Mine Total	82,300	90,200	319,800	340,800

Palladium	39,000	37,000	156,500	137,700
Platinum	11,100	10,400	44,500	39,200
East Boulder Mine Total	50,100	47,400	201,000	176,900

Palladium	102,400	106,500	402,900	400,200
Platinum	30,000	31,100	117,900	117,500
Total	132,400	137,600	520,800	517,700

Revenues from the Company’s Mine Production segment (including proceeds from the sale of by-products) totaled $84.7 million in the fourth quarter of 2015, down from $126.0 million for the fourth quarter of 2014. The combined average realized price for the sales of mined palladium and platinum decreased for the fourth quarter of 2015 to $667 per ounce, compared to $882 per ounce realized in the fourth quarter of 2014. The total quantity of mined palladium and platinum sold in the fourth quarter of 2015 was 120,300 ounces compared to 134,600 ounces sold in the fourth quarter of 2014. Production ounces were higher than sales ounces due to timing of sales and the desire to sell inventory during periods of better prices.

For the full-year 2015, the Company reported Mine Production segment revenue (including proceeds from the sale of by-products) of $415.8 million, down from $536.0 million in 2014. The combined average realized price for the sales of mined palladium and platinum was $774 for 2015, a decrease from $934 per ounce realized for 2014. The total quantity of mined palladium and platinum sold in 2015 was 507,300 ounces compared to 542,300 sold during 2014.

Total costs of metals sold in the Mine Production segment decreased to $64.3 million in the fourth quarter of 2015 from $79.9 million in the fourth quarter of 2014. For the full-year 2015 Mine Production costs of metals sold decreased to $294.0 million from $332.6 million in 2014.

Recycling Activity Comparison:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Average tons of catalyst fed per day	17.9	18.4	20.9	18.6
Tons processed	1,651	1,690	7,638	6,790
Tons tolled	503	419	2,923	1,223
Tons purchased	1,148	1,271	4,715	5,567
PGM ounces fed	129,800	115,900	551,100	469,400
PGM ounces sold	108,700	88,000	340,200	384,400
PGM tolled ounces returned	54,700	18,900	205,000	72,800

Total recycle PGM ounces fed to the smelter were up 12.0% from the prior year to 129,800 ounces, with a large amount of the growth coming from tolled material.

PGM Recycling revenues totaled $87.2 million for the 2015 fourth quarter, a decrease from $95.9 million in the same period of 2014. The Company's combined average realized price for sales of recycled palladium, platinum and rhodium was $782 per ounce in the fourth quarter of 2015 compared to $1,076 per ounce in the fourth quarter of 2014. Recycling sales volumes for the fourth quarter of 2015 increased to 108,700 ounces from 88,000 ounces sold in the fourth quarter of 2014. In conjunction, tolled ounces returned to customers increased to 54,700 ounces for the fourth quarter of 2015 from 18,900 ounces in the fourth quarter of 2014.

PGM Recycling revenue totaled $310.2 million for full-year 2015, compared to $401.7 million in 2014. For 2015, the Company’s combined average realized sales price for recycled palladium, platinum and rhodium was $886 per ounce, down from $1,031 per ounce for 2014. Recycling sales volumes for 2015 totaled 340,200 ounces, a decrease from 384,400 ounces sold for 2014. For 2015, 205,000 tolled ounces were returned, an increase from 72,800 returned in 2014.

PGM Recycling costs of metals sold totaled $84.6 million in the fourth quarter of 2015, down from the $93.7 million in the fourth quarter of 2014. For the full-year 2015 PGM Recycling costs of metals sold decreased to $300.7 million from $391.5 million for 2014.

General and administrative costs were $6.4 million in the fourth quarter of 2015, a decrease of 9.5% from $7.1 million incurred during the same period of 2014. For the full-year 2015 general and administrative costs were $34.0 million, down from $35.1 million in 2014.

All-In Sustaining Costs Per Mined Ounce:

AISC* per mined ounce totaled $613 for the fourth quarter of 2015, a decrease from $725 recorded for the same period of 2014. For the full-year 2015 the Company reported AISC* of $709 per mined ounce, a decrease from $784 in 2014. Reductions in cash costs, corporate costs and sustaining capital contributed to the lower AISC result. The 46.6% reduction in sustaining capital from the prior year for the fourth quarter was achieved whilst maintaining the capital necessary to preserve the developed state of the mines as productivity for development has improved.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
All-In Sustaining Costs Per Mined Ounce Combined Montana Mining Operations	2015	2014	2015	2014
Total Combined Cash Costs per Mined Ounce (Net of Credits)*	$450	$483	$495	$538
PGM Recycling income credit per mined ounce	21	18	19	23
Corporate General & Administrative Costs (Before DD&A)	44	47	61	60
Capital Outlay to Sustain Production at the Montana Operating Mines	98	177	134	163
All-In Sustaining Costs per mined ounce*	$613	$725	$709	$784

Cash Costs Per Mined Ounce:

Total combined cash costs per mined ounce (net of by-product and recycling credits)* totaled $450 per ounce for the fourth quarter of 2015, compared to $483 per ounce for the fourth quarter of 2014. For the full-year 2015, total combined cash costs per mined ounce (net of by-product and recycling credits)* totaled $495 compared to $538 for 2014.

The table below illustrates the effect of by-product and recycling credits on the total combined cash costs per mined ounce, net of credits, for the Montana mining operations.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Cash Costs Per Mined Ounce Combined Montana Mining Operations	2015	2014	2015	2014
Total combined cash costs per mined ounce, net of by-product and recycling credits*	$450	$483	$495	$538
By-product revenue credit per mined ounce	34	53	44	57
PGM Recycling income credit per mined ounce	21	18	19	23
Total combined cash costs per mined ounce, before by-product and recycling credits*	$505	$554	$558	$618

*These are non-GAAP financial measures. For a full description and reconciliation of these and other non-GAAP financial measures to GAAP financial measures, see Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures below.

Labor Matters:

On December 15, 2015, the union membership at the East Boulder Mine ratified a new four-year contract. The new agreement essentially rolls forward the previous contract, including a provision for no increase in base wages for each of the first two years of the agreement and other minor modifications. The effective date for this contract was January 1, 2016.

Separately, on January 29, 2016, union employees located at the Stillwater Mine and Columbus processing facilities voted and ratified a new four-year contract following a negotiation process that began in June of 2015. The new agreement includes a provision for no increase in base wages for each of the first two years of the contract, simplification of the incentive program and the introduction of metrics in the incentive program that align employee activities and shareholder outcomes. The contract was retroactively effective as of June 2, 2015.

Cash Flow and Liquidity:

At December 31, 2015, the Company’s cash and cash equivalents balance was $147.3 million, compared to $280.3 million at December 31, 2014. The Company’s cash and cash equivalents plus highly liquid investments totaled $463.8 million at December 31, 2015 (including $18.5 million of investments which have been reserved as collateral on letters of credit), compared to $531.5 million at December 31, 2014. A significant driver of the decrease in cash was the Company’s repurchase of a portion of its outstanding convertible debentures for $61.0 million during the third quarter of 2015. Net working capital decreased to $523.0 million at December 31, 2015, compared to $619.4 million at the end of 2014.

Net cash provided by operating activities (which includes changes in working capital) totaled $110.4 million for the year ended December 31, 2015, compared to $187.6 million of cash provided by operating activities for the same period in 2014. Cash capital expenditures were $107.4 million for the year ended December 31, 2015, compared to $119.7 million in the same period in 2014.

Outstanding total balance sheet debt reported at December 31, 2015, was approximately $259.6 million, a decrease from $296.2 million at December 31, 2014. The Company’s debt balance at December 31, 2015, included approximately $258.4 million of 1.75% convertible debentures (net of unamortized discount of approximately $76.8 million), $0.5 million of 1.875% convertible debentures and approximately $0.7 million for a capital lease and financing for a small installment land purchase. The change in debt balance is a result of the Company’s repurchase of a portion of its convertible debentures during the third quarter, partially offset by the accretion of the discount on the Company's outstanding 1.75% convertible debentures.

2015 Fourth Quarter and Full-Year Results Webcast and Conference Call:

Stillwater Mining Company will conduct a conference call to discuss fourth quarter and Full-Year 2015 results at 12:00 noon Eastern Standard Time on Monday, February 22, 2016.

Dial-In Numbers:	United States:	(877) 407-8037
	International:	(201) 689-8037

A simultaneous webcast and presentation to accompany the conference call will be available through the Investor Relations section of the Company's website at www.stillwatermining.com.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (877) 660-6853 (U.S.) and (201) 612-7415 (International), access code 13624356. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. The Company is engaged in the development, extraction and processing of PGMs from a geological formation in south-central Montana known as the J-M Reef. The J-M Reef is the only known significant source of PGMs in the U.S. and the highest-grade PGM resource known in the world. The Company also recycles PGMs from spent catalytic converters and other industrial sources. The Company owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company’s shares are traded on the New York Stock Exchange under the symbol SWC. Information about the Company can be found at its website: www.stillwatermining.com.

Cautionary Note Concerning Forward-Looking Statements

Some statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially from management's expectations. These statements may contain words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “predicts,” “should,” “will,” “may” or similar expressions. Such statements also include, but are not limited to, comments regarding continuing to deliver on stated objectives; determination to continue a disciplined approach to capital deployment and operational efficiencies; additional opportunities for operational improvements going forward; Stillwater being well situated to withstand the current stage in the PGM pricing cycle; Stillwater possessing a leading position in the industry that will benefit shareholders when a PGM price recovery occurs; estimated 2016 production, cash costs per mined ounce, AISC, exploration expense, general and administrative costs and capital expenditures; and the usefulness of non-GAAP financial measures. The forward-looking statements in this release are based on assumptions and analyses made by management in light of experience and perception of historical trends, current conditions, expected future developments, and other factors that are deemed appropriate. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The forward-looking statements herein speak only as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Comprehensive Income (Loss)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per share data)	2015	2014	2015	2014
REVENUES
Mine Production	$84,709	$126,043	$415,774	$536,010
PGM Recycling	87,176	95,924	310,156	401,684
Other	100	200	400	5,925
Total revenues	171,985	222,167	726,330	943,619
COSTS AND EXPENSES
Costs of metals sold
Mine Production	64,280	79,902	293,955	332,632
PGM Recycling	84,636	93,708	300,710	391,481
Other	—	—	—	5,357
Total costs of metals sold (excludes depletion, depreciation and amortization)	148,916	173,610	594,665	729,470
Depletion, depreciation and amortization
Mine Production	15,257	17,014	64,200	66,387
PGM Recycling	211	258	949	1,019
Total depletion, depreciation and amortization	15,468	17,272	65,149	67,406
Total costs of revenues	164,384	190,882	659,814	796,876
(Gain) loss on disposal of property, plant and equipment	—	(75)	(216)	(337)
Loss on long-term investments	168	66	372	125
Impairment of property, plant and equipment and non-producing mineral properties	—	550	46,772	550
Exploration	924	389	3,591	2,768
Reorganization	—	4,357	1,658	10,402
General and administrative	6,380	7,050	34,033	35,067
Total costs and expenses	171,856	203,219	746,024	845,451
OPERATING INCOME (LOSS)	129	18,948	(19,694)	98,168
OTHER INCOME (EXPENSE)
Other	2	55	920	904
Loss on extinguishment of debt, net	—	—	(4,010)	—
Interest income	763	801	2,955	3,551
Interest expense	(4,474)	(4,982)	(20,187)	(22,719)
Foreign currency transaction gain (loss) , net	3,798	(122)	3,947	5,237
INCOME (LOSS) BEFORE INCOME TAX BENEFIT (PROVISION)	218	14,700	(36,069)	85,141
Income tax benefit (provision)	4,206	(349)	12,333	(16,258)
NET INCOME (LOSS)	$4,424	$14,351	$(23,736)	$68,883
Net loss attributable to noncontrolling interest	—	(331)	(11,808)	(1,414)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$4,424	$14,682	$(11,928)	$70,297
Other comprehensive (loss) income, net of tax
Net unrealized (loss) gain on investments available-for-sale and deferred compensation	(363)	53	(214)	11
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$4,061	$14,735	$(12,142)	$70,308
Comprehensive loss attributable to noncontrolling interest	—	(331)	(11,808)	(1,414)
TOTAL COMPREHENSIVE INCOME (LOSS)	$4,061	$14,404	$(23,950)	$68,894
Weighted average common shares outstanding
Basic	120,996	120,262	120,809	119,953
Diluted	121,187	156,564	120,809	156,233
Basic earnings (loss) per share attributable to common stockholders	$0.04	$0.12	$(0.10)	$0.59
Diluted earnings (loss) per share attributable to common stockholders	$0.04	$0.12	$(0.10)	$0.56

Stillwater Mining Company
Consolidated Balance Sheets

	December 31,	December 31,
(In thousands, except per share data)	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$147,336	$280,286
Investments, at fair value	316,429	251,254
Inventories	102,072	130,307
Trade receivables	800	1,277
Deferred income taxes	—	21,055
Prepaid expenses	2,821	2,546
Other current assets	21,628	14,671
Total current assets	591,086	701,396
Mineral properties	112,480	159,252
Mine development, net	460,751	409,754
Property, plant and equipment, net	109,957	118,881
Deferred debt issuance costs	3,821	6,032
Other noncurrent assets	4,115	4,012
Total assets	$1,282,210	$1,399,327
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$18,205	$26,806
Accrued compensation and benefits	30,046	29,973
Property, production and franchise taxes payable	13,907	15,828
Current portion of long-term debt and capital lease obligations	657	2,144
Other current liabilities	5,286	7,288
Total current liabilities	68,101	82,039
Long-term debt and capital lease obligations	258,920	294,023
Deferred income taxes	22,761	68,896
Accrued workers compensation	6,070	6,060
Asset retirement obligation	11,027	9,401
Other noncurrent liabilities	6,102	7,200
Total liabilities	372,981	467,619
EQUITY
Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 121,049,471 and 120,381,746 issued and outstanding at December 31, 2015 and 2014, respectively	1,210	1,204
Paid-in capital	1,099,283	1,091,146
Accumulated deficit	(191,067)	(179,139)
Accumulated other comprehensive (loss) income	(197)	17
Total stockholders’ equity	909,229	913,228
Noncontrolling interest	—	18,480
Total equity	909,229	931,708
Total liabilities and equity	$1,282,210	$1,399,327

Stillwater Mining Company
Consolidated Statements of Cash Flows

	Twelve Months Ended
	December 31,
(In thousands)	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(23,736)	$68,883
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depletion, depreciation and amortization	65,149	67,406
Loss on long-term investments	372	125
Loss on extinguishment of debt, net	4,010	—
Impairment of property, plant and equipment and non-producing mineral properties	46,772	550
Amortization/accretion of investment premium/discount	2,414	1,810
(Gain) loss on disposal of property, plant and equipment	(216)	(337)
Foreign currency transaction gain, net	(3,947)	(5,237)
Deferred income taxes	(17,711)	(4,590)
Accretion of asset retirement obligation	812	747
Amortization of deferred debt issuance costs	2,211	2,265
Accretion of convertible debenture debt discount	17,222	17,156
Share based compensation and other benefits	10,080	14,001
Non-cash capitalized interest	(4,068)	(3,278)
Excess tax shortfall (benefit) from stock-based compensation	154	(46)
Changes in operating assets and liabilities:
Inventories	28,440	27,062
Trade receivables	477	7,711
Prepaid expenses	(275)	1,366
Accounts payable	(4,611)	(7,952)
Accrued compensation and benefits	73	(673)
Property, production and franchise taxes payable	(3,019)	1,271
Income taxes payable	—	(4,416)
Accrued workers compensation	10	29
Other operating assets	(6,792)	1,206
Other operating liabilities	(3,400)	2,493
NET CASH PROVIDED BY OPERATING ACTIVITIES	110,421	187,552
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(107,434)	(119,682)
Proceeds from disposal of property, plant and equipment	387	465
Purchases of investments	(286,380)	(229,462)
Proceeds from maturities and sales of investments	218,475	185,722
NET CASH USED IN INVESTING ACTIVITIES	(174,952)	(162,957)
CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of noncontrolling interest	(5,216)	—
Excess tax (shortfall) benefit from stock-based compensation	(154)	46
Payments on debt and capital lease obligations	(63,109)	(32,035)
Proceeds from issuance of common stock	60	993
NET CASH USED IN FINANCING ACTIVITIES	(68,419)	(30,996)
CASH AND CASH EQUIVALENTS
Net decrease	(132,950)	(6,401)
Balance at beginning of period	280,286	286,687
BALANCE AT END OF PERIOD	$147,336	$280,286

Stillwater Mining Company
Key Operating Factors

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except where noted)	2015	2014	2015	2014
OPERATING AND COST DATA FOR MINE PRODUCTION
Consolidated:
Ounces produced
Palladium	103	106	403	400
Platinum	30	32	118	118
Total	133	138	521	518
Tons milled	309	329	1,216	1,174
Mill head grade (ounce per ton)	0.45	0.45	0.45	0.47
Sub-grade tons milled (1)	27	30	115	91
Sub-grade tons mill head grade (ounce per ton)	0.17	0.16	0.16	0.16
Total tons milled(1)	336	359	1,331	1,265
Combined mill head grade (ounce per ton)	0.43	0.43	0.43	0.45
Total mill recovery (%)	92	92	92	92
Total mine concentrate shipped (tons) (3)	8,178	8,149	31,915	29,350
Platinum grade in concentrate (ounce per ton) (3)	3.92	3.97	3.90	4.31
Palladium grade in concentrate (ounce per ton) (3)	12.94	13.43	13.02	14.27
Total combined cash costs per ounce - net of credits (Non-GAAP) (2)	$450	$483	$495	$538
Total combined cash costs per ton milled - net of credits (Non-GAAP) (2)	$177	$186	$194	$220
Stillwater Mine:
Ounces produced
Palladium	64	70	247	263
Platinum	19	20	73	78
Total	83	90	320	341
Tons milled	176	197	676	703
Mill head grade (ounce per ton)	0.49	0.49	0.49	0.51
Sub-grade tons milled (1)	15	18	72	46
Sub-grade tons mill head grade (ounce per ton)	0.22	0.20	0.19	0.21
Total tons milled (1)	191	215	748	749
Combined mill head grade (ounce per ton)	0.47	0.46	0.46	0.50
Total mill recovery (%)	93	92	93	93
Total mine concentrate shipped (tons) (3)	4,640	4,625	17,202	16,463
Platinum grade in concentrate (ounce per ton) (3)	4.50	4.67	4.63	5.19
Palladium grade in concentrate (ounce per ton) (3)	14.35	15.53	14.99	16.83
Total cash costs per mined ounce - net of credits (Non-GAAP) (2)	$430	$486	$487	$533
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$185	$204	$208	$243

Stillwater Mining Company
Key Operating Factors (Continued)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except where noted)	2015	2014	2015	2014
OPERATING AND COST DATA FOR MINE PRODUCTION (Continued)
East Boulder Mine:
Ounces produced
Palladium	39	36	156	137
Platinum	11	12	45	40
Total	50	48	201	177
Tons milled	133	132	540	471
Mill head grade (ounce per ton)	0.40	0.39	0.40	0.41
Sub-grade tons milled (1)	12	12	43	45
Sub-grade tons mill head grade (ounce per ton)	0.10	0.10	0.10	0.10
Total tons milled (1)	145	144	583	516
Combined mill head grade (ounce per ton)	0.38	0.37	0.38	0.38
Total mill recovery (%)	91	90	91	90
Total mine concentrate shipped (tons) (3)	3,538	3,524	14,713	12,887
Platinum grade in concentrate (ounce per ton) (3)	3.17	3.05	3.05	3.19
Palladium grade in concentrate (ounce per ton) (3)	11.08	10.68	10.71	11.00
Total cash costs per mined ounce - net of credits (Non-GAAP) (2)	$483	$477	$508	$547
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$167	$158	$175	$187

(1)  Sub-grade tons milled includes reef waste material only. Reef waste material is PGM-bearing mined material below the cutoff grade for proven and probable reserves but with sufficient economic value to justify processing it through the concentrator along with the mined ore. Total tons milled includes ore tons and sub-grade tons only. See “Proven and Probable Ore Reserves – Discussion” in the Company’s 2014 Annual Report on Form 10-K for further information.
(2)  Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total cash costs per mined ounce, net of credits is a non-GAAP financial measure that management uses to monitor and evaluate the efficiency of its mining operations. This measure of cost is not defined under U.S. Generally Accepted Accounting Principles (GAAP). Please see Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures and the accompanying discussion for additional detail.
(3)  The concentrate tonnage and grade values are inclusive of periodic re-processing of smelter slag and internal furnace brick PGM bearing materials.

Stillwater Mining Company
Key Operating Factors (Continued)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except for average prices)	2015	2014	2015	2014
SALES AND PRICE DATA
Ounces sold
Mine Production:
Palladium (oz.)	95	106	397	421
Platinum (oz.)	25	28	110	121
Total	120	134	507	542
PGM Recycling: (1)
Palladium (oz.)	61	50	198	221
Platinum (oz.)	41	31	118	134
Rhodium (oz.)	7	7	24	29
Total	109	88	340	384
Other: (5)
Palladium (oz.)	—	—	—	6
By-products from Mine Production: (2)
Rhodium (oz.)	—	1	3	4
Gold (oz.)	2	2	10	10
Silver (oz.)	1	1	6	6
Copper (lb.)	220	220	964	875
Nickel (lb.)	325	388	1,456	1,454
Average realized price per ounce (3)
Mine Production:
Palladium ($/oz.)	$603	$789	$694	$804
Platinum ($/oz.)	$905	$1,227	$1,060	$1,386
Combined ($/oz.)(4)	$667	$882	$774	$934
PGM Recycling: (1)
Palladium ($/oz.)	$635	$850	$729	$786
Platinum ($/oz.)	$994	$1,420	$1,117	$1,428
Rhodium ($/oz.)	$826	$1,191	$1,038	$1,059
Combined ($/oz.)(4)	$782	$1,076	$886	$1,031
Other: (5)
Palladium ($/oz.)	$—	$—	$—	$882
By-products from Mine Production: (2)
Rhodium ($/oz.)	$751	$1,203	$979	$1,177
Gold ($/oz.)	$1,107	$1,198	$1,164	$1,261
Silver ($/oz.)	$15	$16	$16	$19
Copper ($/lb.)	$2.01	$2.80	$2.33	$2.92
Nickel ($/lb.)	$2.99	$5.49	$3.93	$6.47
Average market price per ounce (3)
Palladium ($/oz.)	$609	$787	$692	$803
Platinum ($/oz.)	$909	$1,230	$1,053	$1,386
Combined ($/oz.)(4)	$673	$881	$770	$933

(1) Ounces sold and average realized price per ounce from PGM Recycling relate to ounces produced from processing of spent catalyst from catalytic converters and other industrial sources.
(2)  By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(3)  The Company’s average realized price represents revenues, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London market for the actual months of the period.
(4)  The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.
(5)  Ounces sold and average realized price per ounce from Other relate to ounces acquired periodically in the open market and simultaneously resold to third parties.

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES

The Company utilizes certain non-GAAP financial measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP financial measure included in the Company’s Consolidated Statements of Comprehensive (Loss) Income) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP financial measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP financial measures may also be of value to outside readers, both as general indicators of the Company’s mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP financial measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP financial measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues, the most directly comparable GAAP financial measure, for each period shown is provided as part of the following tables, and a description of each non-GAAP financial measure is provided below.

Total Consolidated Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Company's Consolidated Statements of Comprehensive (Loss) Income. For the Stillwater Mine, the East Boulder Mine, and PGM Recycling and Other, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, the East Boulder Mine and PGM Recycling and Other are equal in the aggregate, to total consolidated costs of revenues as reported in the Company’s Consolidated Statements of Comprehensive (Loss) Income.

Total Cash Costs (Non-GAAP): These non-GAAP financial measures are calculated as total costs of revenues adjusted to exclude costs of metals sold from PGM Recycling and Other, depletion and depreciation and amortization for Mine Production and PGM Recycling and Other, asset retirement costs, and timing differences resulting from changes in product inventories to arrive at Total Cash Costs before by-product and recycling credits. From this calculation, the Company deducts by-product and recycling income credits to arrive at Total Cash Costs, net of by-product and recycling credits. Total Cash Costs is a measure of extraction efficiency. The Company uses this measure as a comparative indication of the cash costs related to production and processing in its mining operations in any period.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Costs per Ounce (Non-GAAP), measured for each mine or combined, provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines. Consequently, Total Cash Costs per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

When divided by the total tons milled in the respective period, Total Cash Costs per Ore Ton Milled (Non-GAAP), measured for each mine or combined, provides an indication of the level of cash costs incurred per ore ton milled in that period. Because of variability of ore grade in the Company’s mining operations, mine production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which mine production tons are measured precisely. Consequently, Total Cash Costs per Ore Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

With respect to 2016 guidance regarding Total Cash Costs per Mined ounce (net of by-product and recycling credits) and AISC per Mined Ounce, the Company cannot provide a quantitative reconciliation to the most directly comparable GAAP measure without unreasonable effort. However, the Company would expect to calculate these non-GAAP measures in the same manner they were calculated in the reconciliations included this press release.

Stillwater Mining Company
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per ounce and per ton data)	2015	2014	2015	2014
Consolidated:
Reconciliation from costs of revenues:
Total costs of revenues	$164,383	$190,882	$659,814	$796,876
Costs of metals sold
PGM Recycling	(84,636)	(93,708)	(300,710)	(391,481)
Depletion, depreciation and amortization
Mine Production	(15,257)	(17,014)	(64,200)	(66,387)
PGM Recycling	(211)	(258)	(949)	(1,019)
Depletion, depreciation and amortization (in inventory)	(1,270)	(567)	(206)	1,281
Change in product inventories	4,010	(2,757)	(1,725)	(18,847)
Asset retirement costs	(223)	(193)	(812)	(747)
Total combined cash costs, before by-product and recycling credits (Non-GAAP)	$66,796	$76,385	$291,212	$319,676
By-product credit	(4,451)	(7,354)	(23,114)	(29,592)
Recycling income credit	(2,727)	(2,494)	(10,151)	(11,702)
Total combined cash costs, net of by-product and recycling credits (Non-GAAP)	$59,618	$66,537	$257,947	$278,382

Mined ounces produced	133	138	521	518

Total combined cash costs per mined ounce, before by-product and recycling credits (Non-GAAP)	$505	$554	$558	$618
By-product credit per mined ounce	(34)	(53)	(44)	(57)
Recycling income credit per mined ounce	(21)	(18)	(19)	(23)
Total combined cash costs per mined ounce, net of by-product and recycling credits (Non-GAAP)	$450	$483	$495	$538

Ore tons milled	336	358	1,331	1,265

Total combined cash costs per ore ton milled, before by-product and recycling credits (Non-GAAP)	$198	$214	$219	$252
By-product credit per ore ton milled	(13)	(21)	(17)	(23)
Recycling income credit per ore ton milled	(8)	(7)	(8)	(9)
Total combined cash costs per ore ton milled, net of by-product and recycling credits (Non-GAAP)	$177	$186	$194	$220

Stillwater Mining Company
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Continued)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per ounce and per ton data)	2015	2014	2015	2014
Stillwater Mine:
Reconciliation from costs of revenues:
Total costs of revenues	$48,809	$63,611	$223,464	$266,060
Depletion, depreciation and amortization
Mine Production	(10,844)	(12,337)	(45,447)	(49,271)
Depletion, depreciation and amortization (in inventory)	(1,108)	(491)	(337)	1,716
Change in product inventories	2,870	(827)	(2,404)	(11,309)
Asset retirement costs	(214)	(180)	(778)	(700)
Total cash costs, before by-product and recycling credits (Non-GAAP)	$39,513	$49,776	$174,498	$206,496
By-product credit	(2,394)	(4,261)	(12,525)	(17,115)
Recycling income credit	(1,695)	(1,628)	(6,174)	(7,695)
Total cash costs, net of by-product and recycling credits (Non-GAAP)	$35,424	$43,887	$155,799	$181,686

Mined ounces produced	83	90	320	341

Total cash costs per mined ounce, before by-product and recycling credits (Non-GAAP)	$480	$551	$545	$606
By-product credit per mined ounce	(29)	(47)	(39)	(50)
Recycling income credit per mined ounce	(21)	(18)	(19)	(23)
Total cash costs per mined ounce, net of by-product and recycling credits (Non-GAAP)	$430	$486	$487	$533

Ore tons milled	191	215	748	749

Total cash costs per ore ton milled, before by-product and recycling credits (Non-GAAP)	$207	$232	$233	$276
By-product credit per ore ton milled	(13)	(20)	(17)	(23)
Recycling income credit per ore ton milled	(9)	(8)	(8)	(10)
Total cash costs per ore ton milled, net of by-product and recycling credits (Non-GAAP)	$185	$204	$208	$243

Stillwater Mining Company
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Continued)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per ounce and per ton data)	2015	2014	2015	2014
East Boulder Mine:
Reconciliation from costs of revenues:
Total costs of revenues	$30,728	$33,305	$134,691	$132,960
Depletion, depreciation and amortization
Mine Production	(4,413)	(4,677)	(18,753)	(17,116)
Depletion, depreciation and amortization (in inventory)	(162)	(76)	131	(435)
Change in product inventories	1,140	(1,930)	679	(2,182)
Asset retirement costs	(9)	(13)	(34)	(47)
Total cash costs, before by-product and recycling credits (Non-GAAP)	$27,284	$26,609	$116,714	$113,180
By-product credit	(2,057)	(3,093)	(10,589)	(12,477)
Recycling income credit	(1,032)	(866)	(3,977)	(4,007)
Total cash costs, net of by-product and recycling credits (Non-GAAP)	$24,195	$22,650	$102,148	$96,696

Mined ounces produced	50	48	201	177

Total cash costs per mined ounce, before by-product and recycling credits (Non-GAAP)	$545	$560	$581	$641
By-product credit per mined ounce	(41)	(65)	(53)	(71)
Recycling income credit per mined ounce	(21)	(18)	(20)	(23)
Total cash cost, per mined ounce, net of by-product and recycling credits (Non-GAAP)	$483	$477	$508	$547

Ore tons milled	145	144	583	516

Total cash costs per ore ton milled, before by-product and recycling credits (Non-GAAP)	$188	$186	$200	$219
By-product credit per ore ton milled	(14)	(22)	(18)	(24)
Recycling income credit per ore ton milled	(7)	(6)	(7)	(8)
Total cash costs per ore ton milled, net of by-product and recycling credits (Non-GAAP)	$167	$158	$175	$187

PGM Recycling and Other: (1)
Cost of open market acquisitions	$—	$—	$—	$(5,357)
Cost of metals sold
PGM Recycling	(84,636)	(93,708)	(300,710)	(391,481)
Depletion, depreciation and amortization
PGM Recycling	(211)	(258)	(949)	(1,019)
Total costs of revenues	$(84,847)	$(93,966)	$(301,659)	$(397,857)

(1) PGM Recycling and Other include PGM recycling and metal acquired periodically in the open market and simultaneously resold to third parties.

Stillwater Mining Company
All-In Sustaining Costs (a Non-GAAP Financial Measure)

All-In Sustaining Costs (Non-GAAP): This non-GAAP financial measure is used as an indicator from period to period of the level of total cash required by the Company to maintain and operate the existing mines, including corporate administrative costs and replacement capital. The measure is calculated beginning with total combined cash costs (another non-GAAP financial measure, described above), and adding to it the recycling income credit, domestic corporate overhead and marketing costs (excluding any depreciation, research and development, and reorganization costs included in corporate overhead costs) and that portion of total capital expenditures associated with sustaining the current level of mining operations. (Capital expenditures for Blitz, Graham Creek (prior to 2015) and certain other one-time projects are not included in the calculation.)

When divided by the total recoverable PGM ounces in the respective period, All-In Sustaining Costs per Mined Ounce (Non-GAAP) provides an indication of the level of total cash required to maintain and operate the mines per PGM ounce produced in the period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because the objective of PGM mining activity is to extract PGM material, the all-in cash costs per ounce to produce PGM material, administer the business and sustain the operating capacity of the mines is a useful measure for comparing overall extraction efficiency between periods. This measure is affected by the total level of spending in the period and by the grade and volume of mined ore produced.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except $/oz.)	2015	2014	2015	2014
All-In Sustaining Costs
Total combined cash costs, net of by-product and recycling credits (Non-GAAP) *	$59,618	$66,537	$257,947	$278,382
Recycling income credit	2,727	2,494	10,151	11,702
	$62,345	$69,031	$268,098	$290,084

Consolidated Corporate General & Administrative costs	$6,380	$7,050	$34,033	$35,067
Corporate depreciation included in Consolidated Corporate General & Administrative costs	(121)	(118)	(499)	(482)
General & Administrative Costs - Foreign Subsidiaries	(406)	(465)	(1,650)	(3,588)
Total General & Administrative costs	$5,853	$6,467	$31,884	$30,997

Total capitalized costs	$23,485	$36,117	$111,850	$129,813
Capital associated with expansion	(10,451)	(11,723)	(42,450)	(45,054)
Total Capital incurred to sustain existing operations	$13,034	$24,394	$69,400	$84,759

All-In Sustaining Costs (Non-GAAP)	$81,232	$99,892	$369,382	$405,840

Mined ounces produced	132.5	137.7	520.8	517.7

All-In Sustaining Costs per Mined Ounce ($/oz.) (Non-GAAP)	$613	$725	$709	$784

Stillwater Mining Company
Underlying Earnings
(Non-GAAP Financial Measure)

Underlying Earnings (Non-GAAP): This non-GAAP financial measure is considered by the Company to be reflective of the actual income position. This non-GAAP financial measure provides to investors and analysts the ability to understand the results of the continuing operations of the Company relating to the production, processing and sale of PGMs, by excluding certain items that have a disproportionate impact on the results for the reported periods. The measure is calculated beginning with Net (loss) income attributable to common stockholders and adding back to it impairment charges, one-time event charges and charges infrequent to the Company's continuing operations. The net (loss) income adjustments are presented net of tax. Net loss attributable to noncontrolling interest has been adjusted for the noncontrolling interest's ownership percentage of any applicable impairment charges to which the noncontrolling interest has an ownership. The Company's determination of the components of Underlying earnings - net (loss) income attributable to common stockholders are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income (loss) attributable to common stockholders is reconciled to Adjusted net income attributable to common stockholders as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands)	2015	2014	2015	2014
Net income (loss) attributable to common stockholders	$4,424	$14,682	$(11,928)	$70,297
Impairment of property, plant and equipment and non-producing mineral properties, net of tax	—	357	45,775	357
Proxy contest, net of tax	—	—	—	—
Accelerated equity based compensation for change-in-control, net of tax	—	—	—	—
Reorganization, net of tax	—	2,832	1,078	6,761
Loss on extinguishment of debt, net of tax	—	—	2,606	—
Adjusted net income attributable to common stockholders	$4,424	$17,871	$37,531	$77,415
Impairment loss attributable to noncontrolling interest	—	(89)	(11,444)	(89)
Underlying earnings (Net income attributable to common stockholders)	$4,424	$17,782	$26,087	$77,326

INVESTOR CONTACT:
Mike Beckstead
(720) 502-7671
investor-relations@stillwatermining.com